ENDORSEMENT TO THE LIMIT ON TRANSFER PROVISION

Effective as of the later of the contract Date of Issue and any Effective Date noted below, the contract to which this endorsement is attached is amended as follows.

LIMIT ON
TRANSFER

                  The Limit on Transfer provision is replaced in its entirety with the following text:

                  "If we receive at our Home Office written request by the Owner for this Limit on Transfer provision, the Owner may not:

                        1. sell or assign the contract, except to us; or

                        2. use the contract as collateral for a loan; or

                        3. pledge the contract as security.

                  This provision shall not apply if the Owner is a trustee of a trust that is described in Section 401(a) and is exempt from tax under Section 501(a) of the Internal Revenue Code."

Signed for National Life Insurance Company at its Home Office in Montpelier, Vermont, by


  /s/ Thomas A Martin
 Chairman of the Board
          and
Chief Executive Officer

Effective Date of this Endorsement, if different than the contract Date of
Issue:


                                                 NATIONAL LIFE INSURANCE COMPANY
       ONE NATIONAL LIFE DRIVE o MONTPELIER, VERMONT 05604 o TEL: (802) 229-3333
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